Exhibit 2.2

CERTIFICATE OF AMENDMENT
TO THE
THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
GRAZE, INC.

(Pursuant to Section 242 of the

General Corporation Law of the State of Delaware)

IT IS HEREBY CERTIFIED THAT:

1.            The name of this corporation is Graze, Inc. (the “Corporation”), and this Corporation was originally incorporated pursuant to the General Corporation Law on November 30, 2017 under the name Future Labs V, Inc.

2.            The Board of Directors of the Corporation duly adopted resolutions proposing to amend the Third Amended and Restated Certificate of Incorporation of the Corporation (as amended to date, the “Restated Certificate”), declaring said amendment to be advisable and in the best interests of this Corporation and its stockholders, and authorizing the appropriate officers of this Corporation to solicit the consent of the stockholders therefor, which resolutions setting forth the proposed amendment are as follows:

RESOLVED, that Paragraph A of Article IV of the Restated Certificate is amended to read in its entirety as follows:

“The Corporation is authorized to issue three classes of shares to be designated respectively Preferred Stock (“Preferred Stock”), Class F Stock (“Class F Stock”) and Common Stock (“Common Stock”). The total number of shares of Preferred Stock the Corporation shall have authority to issue is five million (8,000,000); the total number of shares of Class F Stock the Corporation shall have authority to issue is three million (3,000,000); and the total number of shares of Common Stock the Corporation shall have authority to issue is ten million (30,000,000). Each of the Preferred Stock, Class F Stock and Common Stock shall have a par value of $0.0001 per share. Of the Preferred Stock, two million eight hundred thirty thousand two hundred seventy-eight (2,830,278) shares are hereby designated “Series A Preferred Stock” and seven hundred fifty thousand (750,000) shares are hereby designated as “Series A-1 Preferred Stock.” The Series A Preferred Stock and the Series A-1 Preferred Stock may be referred to herein together as the “Series A Preferred.”

3.            The foregoing amendment was approved by the holders of the requisite number of shares of this Corporation in accordance with Section 228 of the General Corporation Law.

4.            Except as set forth in this Certificate of Amendment, the Restated Certificate remains in full force and effect.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by a duly authorized officer on July 27, 2022.

GRAZE, INC.

By:	/s/ James B. Jordan
James B. Jordan
President